EXHIBIT 99.1

August 13, 2007

PRIME GROUP REALTY TRUST REPORTS SECOND QUARTER 2007 RESULTS

CHICAGO, Illinois. August 13, 2007 – Prime Group Realty Trust (NYSE: PGEPRB) (the “Company”) announced its results today for the second quarter ended June 30, 2007. Net loss available to common shareholders, after the allocation of $2.25 million in quarterly distributions to the preferred shareholders, was $70,000 or $0.30 per share for the second quarter of 2007, as compared to a net loss of $119,000 or $0.50 per share reported for the second quarter of 2006.

Revenue for the first quarter was $25.2 million, an increase of $0.9 million from second quarter 2006 revenue of $24.3 million. The increase was primarily due to the increase of $0.8 million in rental income, principally as a result of a lease termination fee of $0.4 million. Also contributing to the increase was additional management fee income of $0.2 million and an increase of $0.2 million in Services Company revenues. The increase was partially offset by a decrease of $0.4 million in tenant reimbursements.

The results of the Company’s operations compared to the second quarter of 2006, before minority interest, were positively affected by:

•
a $3.1 million decrease in the non-cash allocation of losses from investments in unconsolidated joint ventures due to the sale of a joint venture interest in the Citadel Center property in November 2006; and

•	a $2.0 million decrease in interest expense primarily due to the retirement of certain debt,

and the foregoing were partially offset by:

•	a $1.5 million increase in depreciation and amortization primarily due to the accelerated depreciation and amortization of certain tenant related assets as a result of a lease amendment; and

•	a $1.0 million increase in property operating expenses primarily due to increased non-cash provisions for doubtful accounts.

About Prime Group Realty Trust

Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 9 office properties containing an aggregate of 3.8 million net rentable square feet, one industrial property comprised of approximately 120,000 square feet, joint venture interests in two office properties totaling approximately 1.1 million net rentable square feet and a membership interest in an entity which owns extended-stay hotel properties. It leases and manages 4.9 million square feet comprising all of the wholly-owned properties and one joint venture property. In addition, the Company is also the managing and leasing agent for the 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois, which it sold in November 2006. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

About The Lightstone Group

The Lightstone Group, ranked among the 25 largest real estate companies in the real estate industry, has completed more than $10 billion of real estate acquisitions over the past several years. The Lightstone Group represents a diversified portfolio of over 18,000 residential units, 687 extended stay hotels and approximately 30,000,000 square feet of retail, office and industrial properties operating in 46 states, the District of Columbia, Puerto Rico and Canada. Based in New York, and supported by regional offices in New Jersey, Illinois, South Carolina and Maryland, the Lightstone Group employs more than 14,000 staff and professionals. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300

Prime Group Realty Trust
Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	June 30
	2007	2006
Revenue:
Rental	$14,100	$13,345
Tenant reimbursements	8,554	8,963
Other property revenues	1,714	1,426
Services Company revenue	787	577

Total revenue	25,155	24,311

Expenses:
Property operations	7,855	6,903
Real estate taxes	5,099	5,161
Depreciation and amortization	10,481	8,962
General and administrative	1,623	1,584
Services Company operations	696	803

Total expenses	25,754	23,413

Operating (loss) income	(599)	898
Interest and other income	981	566
Loss from investments in unconsolidated joint ventures	(224)	(3,365)
Interest:
Expense	(7,760)	(9,763)
Amortization of deferred financing costs	(232)	(351)

Loss from continuing operations before minority interests	(7,834)	(12,015)
Minority interests	9,995	14,139

Income from continuing operations	2,161	2,124
Discontinued operations, net of minority interests of $(2,036) and $(97) in 2007 and 2006, respectively	19	1

Income before gain on sales of real estate	2,180	2,125
Gain on sales of real estate, net of minority interests of $(638) in 2006	–	6

Net income	2,180	2,131
Net income allocated to preferred shareholders	(2,250)	(2,250)

Net loss available to common shareholders	$(70)	$(119)

Basic and diluted earnings available to common shares per weighted-average common share:
Loss from continuing operations after minority interests and allocation to preferred shareholders	$(0.38)	$(0.53)
Discontinued operations, net of minority interests	0.08	–
Gain on sales of real estate, net of minority interests	–	0.03

Net loss available per weighted–average common share of beneficial interest – basic and diluted	$(0.30)	$(0.50)

Prime Group Realty Trust
Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(Unaudited)

	Six months ended
	June 30
	2007	2006
Revenue:
Rental	$26,666	$26,730
Tenant reimbursements	17,242	17,511
Other property revenues	3,412	3,044
Services Company revenue	1,752	1,094

Total revenue	49,072	48,379

Expenses:
Property operations	15,465	13,120
Real estate taxes	10,476	10,457
Depreciation and amortization	18,075	18,193
General and administrative	3,309	3,406
Services Company operations	1,436	1,855

Total expenses	48,761	47,031

Operating income	311	1,348
Interest and other income	1,310	1,437
Loss from investments in unconsolidated joint ventures	(748)	(7,361)
Interest:
Expense	(15,574)	(18,768)
Amortization of deferred financing costs	(452)	(648)

Loss from continuing operations before minority interests	(15,153)	(23,992)
Minority interests	19,480	28,241

Income from continuing operations	4,327	4,249
Discontinued operations, net of minority interests of $(2,872) and $(137) in 2007 and 2006, respectively	26	1

Income before gain on sales of real estate	4,353	4,250
Gain on sales of real estate, net of minority interests of $(638) in 2006	–	6

Net income	4,353	4,256
Net income allocated to preferred shareholders	(4,500)	(4,500)

Net loss available to common shareholders	$(147)	$(244)

Basic and diluted earnings available to common shares per weighted-average common share:
Loss from continuing operations after minority interests and allocation to preferred shareholders	$(0.73)	$(1.06)
Discontinued operations, net of minority interests	0.11	–
Gain on sales of real estate, net of minority interests	–	0.03

Net loss available per weighted–average common share of beneficial interest – basic and diluted	$(0.62)	$(1.03)

Prime Group Realty Trust
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)
(Unaudited)

	June 30	December 31
	2007	2006
Assets:
Real Estate:
Land	$89,661	$90,936
Building and improvements	345,757	345,463
Tenant improvements	54,949	49,662
Furniture, fixtures and equipment	948	586

	491,315	486,647
Accumulated depreciation	(42,770)	(31,481)

	448,545	455,166
In–place lease value, net	18,895	25,493
Above–market lease value, net	19,459	23,265

	486,899	503,924

Property held for sale	3,675	3,740
Investments in unconsolidated entities	142,847	23,658
Cash and cash equivalents	49,332	60,111
Receivables, net of allowance for doubtful accounts of $1,061 and $402 at June 30, 2007 and December 31, 2006, respectively:
Tenant	1,264	1,018
Deferred rent	7,749	6,200
Other	1,191	2,202
Restricted cash escrows	42,995	43,998
Deferred costs, net	9,115	7,837
Other	1,018	1,410

Total assets	$746,085	$654,098

Liabilities and Shareholders’ Equity:
Mortgage notes payable	$566,338	$450,547
Mortgage note payable related to property held for sale	3,091	3,148
Liabilities related to property held for sale	157	110
Accrued interest payable	2,119	2,173
Accrued real estate taxes	20,935	21,302
Accrued tenant improvement allowances	11,647	8,849
Accounts payable and accrued expenses	6,928	9,822
Liabilities for leases assumed	4,854	4,962
Below–market lease value, net	8,977	11,868
Dividends payable	2,250	4,500
Other	6,351	7,587

Total liabilities	633,647	524,868
Minority interests:
Operating Partnership	83,502	100,147
Shareholders’ equity:
Preferred Shares, $0.01 par value; 30,000,000 shares authorized:
Series B – Cumulative Redeemable Preferred Shares, 4,000,000 shares designated, issued and outstanding	40	40
Common Shares, $0.01 par value; 100,000,000 shares authorized; 236,483 shares issued and outstanding	2	2
Additional paid–in capital	108,339	107,639
Distributions in excess of earnings	(79,445)	(78,598)

Total shareholders’ equity	28,936	29,083

Total liabilities and shareholders’ equity	$746,085	$654,098